Exhibit 10.1

GUARANTY AGREEMENT (CARRY OBLIGATIONS)

THIS GUARANTY AGREEMENT (CARRY OBLIGATIONS) (this “Guaranty”) is executed as of September 14, 2022, by NEXPOINT DIVERSIFIED REAL ESTATE TRUST, a Delaware statutory trust, having an address at c/o NexPoint Real Estate Advisors, L.P., 300 Crescent Court, Suite 700, Dallas, Texas 75201 (“Guarantor”), for the benefit of JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179, in its capacity as administrative agent (together with its successors and/or assigns, “Agent”), for the benefit of JPM in its capacity as the initial lender (together with any additional or subsequent lenders which may become party to the Loan Agreement (defined below) from time to time, collectively, “Lender”).

W I T N E S S E T H:

WHEREAS, pursuant to one or more promissory notes, dated as of the date hereof (as the same may hereafter be amended, restated, renewed, supplemented, replaced, extended or otherwise modified from time to time, the “Note”) among the entities listed on Schedule I attached hereto, each having its principal place of business at c/o NexPoint Real Estate Advisors, L.P., 300 Crescent Court, Suite 700, Dallas, Texas 75201 (each, an “Initial Property Owner Borrower” and collectively, the “Initial Property Owner Borrowers”, together with such other entities party to the Loan Agreement (as defined below) from time to time that execute a Joinder Agreement to the Loan Agreement, “Initial Property Owner Borrower”) and NSP RE BS LESSEE LLC, a Delaware limited liability company (“Operating Lessee”, and together with Property Owner Borrower, collectively, “Borrower”), Borrower has become indebted, and may from time to time be further indebted, to Lender with respect to a loan (“Loan”) which is secured by the Mortgage (as defined in the Loan Agreement), and is further evidenced by that certain Loan Agreement, of even date herewith among Borrower, Agent and Lender (as the same may hereinafter be amended, modified, restated, renewed or replaced the “Loan Agreement”) and further evidenced, secured or governed by the Loan Documents (as defined in the Loan Agreement);

WHEREAS, Lender is not willing to make the Loan, or otherwise extend credit and Agent is not willing to Administer the Loan, to Borrower unless Guarantor unconditionally guarantees payment and performance to Lender of the Guaranteed Obligations (as herein defined); and

WHEREAS, Guarantor is the owner of a direct or indirect interest in Borrower, and Guarantor will directly benefit from Lender’s making the Loan to Borrower.

NOW, THEREFORE, as an inducement to Lender to make the Loan to Borrower, and to extend such additional credit as Lender may from time to time agree to extend under the Loan Documents, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I
NATURE AND SCOPE OF GUARANTY

1.1         Guaranty of Obligation. Guarantor hereby irrevocably and unconditionally guarantees to Lender and its successors and assigns the payment and performance of the Guaranteed Obligations as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise. Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor. Guarantor shall only be liable for such Guaranteed Obligations to the extent same have accrued prior to the earliest of the following dates (the “Cut-Off Date”): (i) the date of the indefeasible repayment in full of the Debt; and (ii) so long as the Termination Conditions have been satisfied, (A) the date of a sale of all of the Properties pursuant to a foreclosure of the Mortgages or (B) the date on which a deed-in-lieu of foreclosure has been voluntarily accepted by Agent with respect to all of the Properties (it being agreed that Agent shall have no obligation to accept a deed-in-lieu of foreclosure).

1.2          Definitions. As used in this Guaranty, the following terms shall have the respective meanings set forth below:

(a)    “Guaranteed Obligations” means, collectively, (i) Borrower’s obligation to pay interest payable at the applicable Interest Rate or the Default Rate, as applicable, under the Loan pursuant to the terms of the Loan Documents, (ii) Borrower’s obligation to pay Operating Expenses, Insurance Premiums, Taxes and Other Charges, (iii) Borrower’s obligation to pay Spread Maintenance Payment, (iv) Borrower’s obligation to make any deposits into the Operating Shortfall Reserve Account and (v) payment of Agent’s and Lenders’ cost of enforcement and collection of the Guaranteed Obligations.

(b)    “Tail Period Carry Amount” means the amount determined by Agent in its sole but good faith discretion of the Guaranteed Obligations in respect of the period commencing on the Cut-Off Date and ending on the date that is six (6) months following the Cut-Off Date.

(c)    “Termination Conditions” means (A) payment of the Spread Maintenance Payment under the Loan Agreement and (B) payment of the Tail Period Carry Amount.

1.3        Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor and after (if Guarantor is a natural person) Guarantor’s death (in which event this Guaranty shall be binding upon Guarantor’s estate and, if the assets of such estate are distributed, Guarantor’s legal representatives and heirs). The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of Guarantor to Lender with respect to the Guaranteed Obligations. This Guaranty may be enforced by Agent, on behalf of Lender and any subsequent holder of the Note and shall not be discharged by the assignment or negotiation of all or part of the Note. Upon indefeasible repayment in full of the Debt, Guarantor shall be automatically released from all of its liabilities and obligations with respect to the Guaranteed Obligations.

1.4          Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantor to Lender hereunder, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower, or any other party, against Agent and/or Lender or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

1.5         Payment By Guarantor. If all or any part of the Guaranteed Obligations shall not be punctually paid when due, whether at demand, maturity, acceleration or otherwise, Guarantor shall, immediately upon demand by Agent, on behalf of Lender, and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice whatsoever, pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Agent at Agent’s address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations, and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.

1.6         No Duty To Pursue Others. It shall not be necessary for Agent or Lender (and Guarantor hereby waives any rights which Guarantor may have to require Agent or Lender), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against Borrower or others liable on the Loan or the Guaranteed Obligations or any other person, (ii) enforce Lender’s rights against any collateral which shall ever have been given to secure the Loan, (iii) enforce Agent’s or Lender’s rights against any other guarantors of the Guaranteed Obligations, (iv) join Borrower or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (v) exhaust any remedies available to Agent or Lender against any collateral which shall ever have been given to secure the Loan, or (vi) resort to any other means of obtaining payment of the Guaranteed Obligations. Neither Agent nor Lender shall be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.

1.7         Waivers. Guarantor agrees to the provisions of the Loan Documents, and hereby waives notice of, and any rights of consent to (i) any loans or advances made by Agent and/or Lender to Borrower, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Note, the Mortgage, the Loan Agreement or of any other Loan Documents, (iv) the execution and delivery by Borrower, Agent and Lender of any other loan or credit agreement or of Borrower’s execution and delivery of any promissory notes or other documents arising under the Loan Documents or in connection with the Property, (v) the occurrence of any breach by Borrower or an Event of Default, (vi) Lender’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (vii) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Borrower, or (ix) any other action at any time taken or omitted by Agent or Lender, and, generally, all demands and notices of every kind in connection with this Guaranty, the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and the obligations hereby guaranteed.

1.8         Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, immediately upon demand by Agent, pay Agent all out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) actually incurred by Agent and/or Lender in the enforcement hereof or the preservation of Agent’s and Lender’s rights hereunder. The covenant contained in this Section shall survive the payment and performance of the Guaranteed Obligations.

1.9         Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Agent and/or Lender must rescind or restore any payment, or any part thereof, received by Agent and/or Lender in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Agent and/or Lender shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of Borrower and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Guarantor’s performance of such obligations and then only to the extent of such performance.

1.10     Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating the Guarantor to the rights of Agent and/or Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty or otherwise.

1.11       Borrower. The term “Borrower” as used herein shall include any new or successor corporation, association, partnership (general or limited), limited liability company, joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Borrower or any interest in Borrower.

ARTICLE II
EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including without limitation rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

2.1        Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations, the Note, the Mortgage, the Loan Agreement, the other Loan Documents, or any other document, instrument, contract or understanding between Borrower, Agent and/or Lender, or any other parties, pertaining to the Guaranteed Obligations or any failure of Agent or Lender to notify Guarantor of any such action.

2.2          Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to Borrower or Guarantor.

2.3        Condition of Borrower or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Borrower, Guarantor or any other party at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of Borrower or Guarantor, or any sale, lease or transfer of any or all of the assets of Borrower or Guarantor, or any changes in the shareholders, partners or members of Borrower or Guarantor; or any reorganization of Borrower or Guarantor.

2.4         Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (i) the Guaranteed Obligations, or any part thereof, exceeds the amount permitted by law, (ii) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (iii) the officers or representatives executing the Note, the Mortgage, the Loan Agreement or the other Loan Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iv) the Guaranteed Obligations violate applicable usury laws, (v) Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Borrower, (vi) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (vii) the Note, the Mortgage, the Loan Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Borrower or any other Person be found not liable on the Guaranteed Obligations or any part thereof for any reason.

2.5        Release of Obligors. Any full or partial release of the liability of Borrower on the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other parties will be liable to pay or perform the Guaranteed Obligations, or that Agent and Lender will look to other parties to pay or perform the Guaranteed Obligations.

2.6          Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

2.7         Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

2.8         Care and Diligence. The failure of Agent and/or Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Agent and/or Lender (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

2.9          Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Guaranteed Obligations.

2.10        Offset. The Note, the Loan Agreement, the Guaranteed Obligations and the liabilities and obligations of the Guarantor to Agent and/or Lender hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense of Borrower or Guarantor against Agent and/or Lender, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise (except the defense of payment and performance thereof).

2.11        Merger. The reorganization, merger or consolidation of Borrower into or with any other Person.

2.12        Preference. Any payment by Borrower to Agent and/or Lender is held to constitute a preference under bankruptcy laws, or for any reason Agent or Lender is required to refund such payment or pay such amount to Borrower or someone else.

2.13       Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

To induce Agent and Lender to enter into the Loan Documents and extend credit to Borrower, Guarantor represents and warrants to Agent and Lender as follows:

3.1          Benefit. Guarantor is an Affiliate of Borrower, is the owner of a direct or indirect interest in Borrower, and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.

3.2        Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Borrower and is familiar with the value of any and all collateral intended to be created as security for the payment of the Note or Guaranteed Obligations; however, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

3.3          No Representation By Lender. Neither Agent nor Lender nor any other party has made any representation, warranty or statement to Guarantor in order to induce the Guarantor to execute this Guaranty.

3.4        Guarantor’s Financial Condition. As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities, other than contingent liabilities in respect of non-recourse carveout guaranties and environmental indemnities that are inchoate in nature) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities.

3.5       Legality. The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor. This Guaranty is a legal and binding obligation of Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

3.6         Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened in writing against or affecting Guarantor which, if adversely determined, could reasonably be expected to materially and adversely affect the condition (financial or otherwise) or business of such Guarantor (including the ability of such Guarantor to carry out the obligations contemplated by this Guaranty). There is no material fact presently known to Guarantor which has not been disclosed to Agent and Lenders which adversely affects, nor as far as Guarantor can foresee, is reasonably likely to adversely affect, the Property, the business, operations or condition (financial or otherwise) of Borrower or Guarantor in any material respect.

3.7          Survival. All representations and warranties made by Guarantor herein shall survive the execution hereof.

ARTICLE IV
SUBORDINATION OF CERTAIN INDEBTEDNESS

4.1         Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Borrower to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor. The Guarantor Claims shall include without limitation all rights and claims of Guarantor against Borrower (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment of all or a portion of the Guaranteed Obligations. Upon the occurrence of an Event of Default or the occurrence of an event which would, with the giving of notice or the passage of time, or both, constitute an Event of Default, Guarantor shall not receive or collect, directly or indirectly, from Borrower or any other party any amount upon the Guarantor Claims.

4.2         Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving Guarantor as debtor, Agent shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Guarantor hereby assigns such dividends and payments to Agent for the benefit of Lender. Should Agent receive, for application against the Guaranteed Obligations, any such dividend or payment which is otherwise payable to Guarantor, and which, as between Borrower and Guarantor, shall constitute a credit against the Guarantor Claims, then upon payment to Agent in full of the Guaranteed Obligations, Guarantor shall become subrogated to the rights of Agent to the extent that such payments to Agent on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Agent had not received dividends or payments upon the Guarantor Claims.

4.3        Payments Held in Trust. In the event that, notwithstanding anything to the contrary in this Guaranty, Guarantor should receive any funds, payment, claim or distribution which is prohibited by this Guaranty, Guarantor agrees to hold in trust for Lender an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions so received except to pay them promptly to Lender, and Guarantor covenants promptly to pay the same to Lender.

4.4         Liens Subordinate. Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor, Agent or Lender presently exist or are hereafter created or attach. Without the prior written consent of Agent, neither Guarantor nor any of its Affiliates shall (i) exercise or enforce any creditor’s right it may have against Borrower, (ii) create any Liens encumbering the Property, Borrower or any interest in either of the foregoing, other than Permitted Encumbrances, or (iii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgage, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of Borrower held by Guarantor.

ARTICLE V

COVENANTS

5.1          Definitions. As used in this Guaranty, the following terms shall have the respective meanings set forth below:

(a)    “Net Worth” shall mean, as of a given date, (i) a Person’s total assets (exclusive of the Property) as of such date less (ii) such Person’s total liabilities as of such date determined in accordance with GAAP.

(b)    “Liquid Asset” shall mean any of the following, but only to the extent owned individually, free of all security interests, liens, pledges, charges or any other encumbrance: (a) cash, (b) certificates of deposit (with a maturity of two (2) years or less) issued by, or savings account with, any bank or other financial institution reasonably acceptable to Lender or (c) marketable securities listed on a national or international exchange reasonably acceptable to Lender, marked to market; provided that Liquid Assets shall not include any asset that is a part of the Property or that is otherwise part of the collateral for the Loan.

5.2          Covenants. Until all of the Debt and the Guaranteed Obligations have been paid in full:

(a)    Guarantor shall maintain a Net Worth of not less than $125,000,000.00; and

(b)    Guarantor shall maintain Liquid Assets of not less than $20,000,000.00.

5.3          Financial Statements.

(a)    within one hundred twenty (120) days after the end of each fiscal year of Guarantor, a complete copy of Guarantor’s annual financial statements prepared and reviewed by an independent certified public accountant acceptable to Agent, prepared in accordance with GAAP and (if applicable) the requirements of Regulation AB, including statements of income and expense and cash flow and a balance sheet for Guarantor, together with a certificate of an authorized officer of Guarantor (solely in its capacity as an officer of Guarantor and without any personal liability whatsoever) (A) setting forth in reasonable detail Guarantor’s Net Worth and Liquid Assets as of the end of such prior fiscal year and based on such annual financial statements, and (B) certifying that, to the best knowledge of the certifying individual, such annual financial statements are true, correct, accurate and complete in all material respects and fairly present the financial condition of Guarantor;

(b)    within thirty (30) days after the end of each fiscal quarter of Guarantor, financial statements (including a balance sheet as of the end of such fiscal quarter and a statement of income and expense for such fiscal quarter) certified by an authorized officer of Guarantor (solely in its capacity as an officer of Guarantor and without any personal liability whatsoever) and in form and level of detail reasonably satisfactory to Agent, together with a certificate of an authorized officer of Guarantor (solely in its capacity as an officer of Guarantor and without any personal liability whatsoever) (A) setting forth in reasonable detail Guarantor’s Net Worth as of the end of such prior calendar quarter and based on the foregoing quarterly financial statements, and (B) certifying that, to the best knowledge of the certifying individual, such quarterly financial statements are true, correct, accurate and complete in all material respects and fairly present the financial condition of Guarantor in a manner consistent with GAAP and the requirements of Regulation AB (if applicable);

(c)    within thirty (30) days after request by Agent, such other financial information with respect to Guarantor as Agent may reasonably request; provided, that Guarantor shall not be required to produce or create any new or additional reports or statements (other than certifications concerning Guarantor’s Net Worth and Liquid Assets) beyond that which is produced in the ordinary course in order to comply with any such request.

ARTICLE VI
MISCELLANEOUS

6.1          Waiver. No failure to exercise, and no delay in exercising, on the part of Agent and/or Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Agent and Lender hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

6.2          Notices. Any notice, demand, statement, request or consent made hereunder shall be in writing and shall be deemed to be received by the addressee on (a) the third day following the day such notice is deposited with the United States Postal Service first class certified mail, return receipt requested (b) expedited, prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery and by telecopier (with answer back acknowledged), addressed to the address, as set forth below, of the party to whom such notice is to be given, or to such other address as either party shall in like manner designate in writing. The addresses of the parties hereto are as follows:

Guarantor:

NexPoint Diversified Real Estate Trust
c/o NexPoint Real Estate Finance Operating Partnership, L.P.
300 Crescent Court, Suite 700

Dallas, Texas 75201
Attention: Matt McGraner
Facsimile No.: mmcgraner@nexpointadviros.com

With a copy to:	Winston & Strawn LLP 2121 N. Pearl Street, Suite 900 Dallas, Texas 75201 Attention: Charles T. Haag Facsimile No.: chaag@winston.com

Agent:
JPMorgan Chase Bank, National Association 383 Madison Avenue, 8th Floor New York, New York 10179 Attention: Simon B. Burce Facsimile No.: (212) 834-6029

with a copy to:	JPMorgan Chase Bank, National Association 4 Chase Metrotech Center, 4th Floor Brooklyn, New York 11245-0001 Attention: Nancy Alto Facsimile No.: (917) 546-2564

and

Cadwalader, Wickersham & Taft LLP 200 Liberty Street New York, New York 10281 Attention: Bonnie A. Neuman, Esq. Facsimile No.: (212) 504-6666

6.3         Governing Law. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST AGENT, LENDER OR GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY AT AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND GUARANTOR WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

GUARANTOR DOES HEREBY DESIGNATE AND APPOINT:

NATIONAL CORPORATE RESEARCH, LTD

850 NEW BURTON ROAD, SUITE 201

DOVER, COUNTY KENT, DELAWARE 19904

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO GUARANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.

6.4         Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

6.5          Amendments. This Guaranty may be amended only by an instrument in writing executed by the party or an authorized representative of the party against whom such amendment is sought to be enforced.

6.6         Parties Bound; Assignment; Joint and Several. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Guarantor may not, without the prior written consent of Agent on behalf of Lender, assign any of its rights, powers, duties or obligations hereunder. If Guarantor consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

6.7          Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

6.8          Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

6.9         Counterparts. To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

6.10       Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by Borrower to Agent and/or Lender, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Agent and Lender hereunder shall be cumulative of any and all other rights that Agent and/or Lender may ever have against Guarantor. The exercise by Agent of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

6.11        Other Defined Terms. Any capitalized term utilized herein shall have the meaning as specified in the Loan Agreement, unless such term is otherwise specifically defined herein.

6.12       Entirety. THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTOR AGENT AND LENDER WITH RESPECT TO GUARANTOR’S GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY GUARANTOR, AGENT AND LENDER AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN GUARANTOR, AGENT AND LENDER, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY AGREEMENT. THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR, AGENT AND LENDER.

6.13  Waiver of Right To Trial By Jury. GUARANTOR, AND BY THEIR ACCEPTANCE HEREOF, AGENT AND LENDER, HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS GUARANTY, THE NOTE, THE LOAN AGREEMENT, THE MORTGAGE, OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH (OTHER THAN COMPULSORY OR MANDATORY COUNTERCLAIMS, IF SUCH COUNTERCLAIMS ARE COMPELLED UNDER LOCAL LAW OR RULE OF PROCEDURE). THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY AGENT AND GUARANTOR, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF GUARANTOR, AGENT AND LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY GUARANTOR, AGENT AND LENDER, AS APPLICABLE.

6.14        Cooperation. Guarantor acknowledges that Lender and its successors and assigns may (i) sell this Guaranty, the Note and other Loan Documents to one or more investors as a whole loan, (ii) participate the Loan secured by this Guaranty to one or more investors, (iii) deposit this Guaranty, the Note and other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (iv) otherwise sell the Loan or interest therein to investors (the transactions referred to in clauses (i) through (iv) are hereinafter each referred to as “Secondary Market Transaction”). Guarantor shall reasonably cooperate with Lender in effecting any such Secondary Market Transaction and shall reasonably cooperate to implement all customary and reasonable requirements imposed by any Rating Agency or potential investor involved in any Secondary Market Transaction. Guarantor shall provide such information and documents relating to Guarantor as Lender may reasonably request in connection with such Secondary Market Transaction. In addition, Guarantor shall make available to Lender all information concerning its business and operations that Lender may reasonably request. Lender shall be permitted to share all such information with the investment banking firms (or other potential investors), Rating Agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction. It is understood that the information provided by Guarantor to Lender may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors may also see some or all of the information. Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Guarantor in the form as provided by Guarantor. Lender may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction.

6.15       Reinstatement in Certain Circumstances. If at any time any payment of the principal of or interest under the Note or any other amount payable by Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment has been due but not made at such time.

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EXECUTED as of the day and year first above written.

NEXPOINT DIVERSIFIED REAL ESTATE TRUST, a Delaware statutory trust

By:	/s/ Matt McGraner
Name: Matt McGraner
Title: Authorized Signatory

SCHEDULE I

PROPERTY OWNER BORROWER

1.	Van Nuys Owner LLC
2.	Inglewood Owner LLC
3.	Gables Storage Builders LLC
4.	Phillips SW Storage, LLC
5.	101 American Blvd. W., LLC
6.	3216 Winnetka Ave. N., LLC
7.	631 Transfer Rd., LLC
8.	Hackensack Capital New Jersey LLC
9.	Dover Capital NJ, LLC
10.	1401 4th Ave NHP LLC
11.	Brittmoore SS Investment, LLC